UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 1, 2013

Date of Report (Date of earliest event reported)

Morris Business Development Company

(Exact name of registrant as specified in its charter)

California	0-26770	95-2449457
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

220 Nice Lane #108	92663
(Address of principal executive offices)	(Zip Code)

310 493 2244

 Registrant’s telephone number, including area code

Electronic Media Central

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

A. Departure of Director

LARRY WILLIAMS. Mr. Larry Williams has retired from as a Member of the Board of Directors as of April 1, 2013 and he will not be re-appointed April 1, 2013. The Chairman of the Board thanks Mr. Williams for his fine service to the Company. The reason for Mr. Williams retirement is his interest in becoming a business associate of the Company.

B. Appointment of Directors

A new independent members and two exiting members of the Board of Directors, one independent and one dependent were approved by a majority of the shareholders effective on April 1, 2013.

The Board has determined that neither Mr. Rademaker nor Mr. Yesson are “interested” persons of the Company as such term is defined in Section 2(a)(19) under the Investment Company Act of 1940.

Mr. Paul Rademaker, a re-appointed current directors and Mr. Charles Yesson, a past director on temporary retirement have agreed to serve for the next twelve months until April 1, 2014 or until they are succeeded.

Rademaker and Yesson will also serve on the Audit Committees and Mr. Rademaker will the Head the Audit Committee and Valuation Committee for the next twelve months.

Dr. George Morris will serve as a non-independent Chairman of the Board of Directors.

PAUL RADEMAKER. Mr. Paul Rademaker from Laguna Hills of Rademaker Consulting brings us 30-years of business management experience including positions of chief operations officer, chief financial officer and president in an array of companies. He spent 15 years specialized in turning around financially troubled companies as well as a consultant to start-up, small and medium size companies in the areas of process flow, administration, and business planning and budget controls. He holds a BS in Chemistry and an MBA in Finance from California State University.

He is also an Adjunct Professor at Pepperdine University managing the entrepreneurial program for the MBA program.

CHARLES YESSON. Mr. Yesson has over 35 years of experience in the Financial Services Industry. His experience includes 25 years of managing public corporations and 10 years as a consultant to emerging companies. He has worked extensively in the areas of reorganization, growth development and capitalization. His experience includes serving as CEO of several Life Insurance Companies. He also held positions as a Senior Business Consultant of the Principal Life Insurance Company and for GEICO in Washington, DC. He has served as CEO of U.S. Life Savings Loan Association, and VP of Midwestern Financial/First S&L Shares, and Sr. VP of First Western Financial Corp (NYSE) and a Marketing Director and Securities Analyst of Hayden. Stone, Inc. He holds a Masters Degree from New York University, New York where he has done PhD-level study, attended George Washington Law School and holds certificates in Bank Marketing from Northwestern University. Mr. Yesson is Real Estate licensee in California.

GEORGE MORRIS, Ph.D. Is retained by the Company Shareholders as an interested persona and President of the Company. Dr. Morris has been the Chairman of the Board of Directors, principal shareholder, Chief Financial Officer and Secretary of Morris Business Development Company since we were incorporated. Dr. Morris returned to assume the duties of President in 2012 to operate the Business Development Company. Dr. Morris is also the President of Apple Realty, Inc., with a real estate license for business brokerage. Dr. Morris is also the Founder and owner Morris Financial, Inc., a broker-dealer firm. Dr. Morris has produced over 20 computer-training programs in video and interactive hypertext multimedia CD-ROM versions, as well as negotiating Morris Business Development Company and its affiliate distribution and supplier agreements. Dr. Morris earned a Bachelor of Business Administration and Masters of Business Administration from the University of Toledo, and a Ph.D. (Doctorate) in Marketing and Finance and Educational Psychology from the University of Texas. Prior to founding Morris Business Development Company and its affiliates, Dr. Morris had 20 years of academic experience as a professor of Management, Marketing, Finance and Real Estate at the University of Southern California (1969 - 1971) and the California State University (1971 - 1999). Dr. Morris served a Department Chairman for the Management and Marketing Departments and has since retired from teaching. Dr. Morris was the West Coast Regional Director of the American Society for Training and Development, a Director of the South Bay Business Roundtable and a speaker on a number of topics relating to business, training and education. He most recently taught University courses about Internet Marketing for domestic and foreign markets and Sales Force Management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Morris Business Development Company

Date: April 4, 2013	By:	/s/ George P. Morris, PhD
George Morris
President